EXHIBIT 4.4

SENTRY TECHNOLOGY CORPORATION
350 Wireless Blvd.
Hauppauge, NY 11788

April 27, 2000

Restoration Management Company, LLC35
Sutton Place Suite 9G
New York, NY 10022

Gentlemen:

Reference is made to the Agreement between Restoration Management Company, LLC (“Restoration”) and Sentry Technology Corporation (the “Company”) dated October 15, 1999, as amended (the “Agreement”).

As of the date hereof, Restoration shall continue to be engaged by the Company on a month-to-month basis.

Paragraph (i) of Section 5 is hereby amended and restated to read in its entirety as follows:

"5. COMPENSATION. As compensation for the services rendered by Restoration hereunder, the Company shall pay Restoration as follows:

        (i)     A retainer of $40,000, payable upon the signing of this Agreement (the “Retainer”). This retainer shall remain outstanding during the term of the Engagement. At such time as Restoration’s engagement is completed or terminated, Restoration shall return to the Company any unearned portion of the Retainer.”

Except as hereby amended, the Agreement, as previously amended, shall continue in full force and effect.

Very truly yours,

SENTRY TECHNOLOGY CORPORATION

________________________________
By: Wm. A. Perlmuth
Chairman of the Board

Accepted and agreed as of the date set forth above:

RESTORATION MANAGEMENT COMPANY, LLC

________________________________
By: Anthony H.N. Schnelling
Managing Director